Zeros & Ones Reaches Settlement in Litigation against Former Officer

SANTA MONICA, Calif.—(BUSINESS WIRE)—July 18, 2001 — Zeros & Ones (OTCBB:ZROS - news) today announced that it had reached a final settlement agreement with Steve Schklair, former director and officer, on a legal action the Company filed against him in Los Angeles Superior Court in October 2000.  Schklair was terminated earlier that same year by act of the Board of Directors.

While exact terms of the settlement are confidential, the Company discloses that certain restrictions have now been placed on Schklair’s ability to sell ZROS shares to the open market.  This settlement also puts to rest a counter-action later filed in response by Schklair.

“We are very pleased to have this dispute behind us and are excited that we are better positioned to focus on the important work of the Company,” stated Zeros & Ones' Chairman and CEO, Robert J. Holtz, “I am quite glad that ZROS has solidified its rights and technology.”

About Zeros & Ones: Headquartered in Santa Monica, Calif., Zeros & Ones, Inc. (www.zerosones.com) is a diversified media holding company with digital convergence operations in technology, content, and production.

This news release contains forward-looking statements, including but not limited to, those that refer to the company's plans for future securities listings, or future development plans or operating results. Actual results could differ materially from those anticipated due to risk factors that include, but are not limited to, lack of timely development of products and services; lack of market acceptance of products, services and technologies; inadequate capital; adverse government regulations; competition; inability to earn revenue or profits; dependence on key individuals; inability to obtain or protect intellectual property rights; inability to obtain listing for the company's securities; lower sales and higher operating costs than expected; technological obsolescence of the company's products; limited operating history and risks inherent in the entertainment, telecommunications and Internet markets and business.

Contact:

Zeros & Ones, Inc., Santa Monica
For Company Information:
Robert Holtz, 310/399-9901, ext. 110
             or
For Investor Information:
Investor Communications Co.
Michael Savage, 800/511-4217